                                                                   Exhibit 9(d)

                 AMENDMENT # 6 TO THE TRANSFER AGENCY AGREEMENT

         This Amendment # 6 (the "Amendment"), dated as of ________, 1997, is made to the Transfer Agency Agreement dated November 23, 1992 (as amended, the "Agreement"), between SALOMON BROTHERS SERIES FUNDS INC (the "Series"), a Maryland corporation, and First Data Investor Services Group, Inc. (the "Transfer Agent"), a Massachusetts corporation, as follows:

1. The Agreement is modified by removing all references to "First Data Investor Services Group, Inc., formerly The Shareholder Services Group, Inc (the "Transfer Agent")" and by inserting "First Data Investor Services Group, Inc. (the "Transfer Agent")" in its place.

2. The following new portfolio has been established for which the Series would like to retain First Data Investor Services Group, Inc. as Transfer Agent. The new portfolio is Salomon Brothers Small Cap Growth Fund (the "Portfolio").

3. The Portfolio will offer four classes of shares ("Class A" shares, "Class B" shares, "Class C" shares, and "Class O" shares). The Transfer Agent's compensation with respect to the Portfolio will be in accordance with Schedule A - Transfer Agent Fees of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


SALOMON BROTHERS SERIES                     FIRST DATA INVESTOR SERVICES
FUNDS INC                                   GROUP, INC.

By:                                         By:
   ------------------------------------        ---------------------------------
Title:                                      Title:
      ---------------------------------           ------------------------------